Exhibit 99.1

Imperial Oil Limited
237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil announces second quarter financial and operating results

Calgary, July 30, 2009 – Imperial Oil today announced that net income for the second quarter of 2009 was $209 million or $0.25 a share, compared with $1,148 million or $1.28 a share for the same period last year. Net income for the first six months of 2009 was $498 million or $0.58 a share, versus $1,829 million or $2.03 a share for the first half of 2008.

Earnings in the second quarter were down from the same quarter in 2008 primarily due to lower Upstream crude oil and natural gas commodity prices as a result of the global economic downturn and from decreased gains from asset sales in the Downstream. In the Upstream, lower crude oil and natural gas commodity prices were partially offset by lower royalty costs due to falling commodity prices and the impact of a weaker Canadian dollar. Earnings were also lower in the quarter due to scheduled maintenance activities at Syncrude and Cold Lake. Downstream earnings in the second quarter of 2008 included a gain of $187 million from the sale of Rainbow pipeline. Downstream earnings in the second quarter of 2009 were also lower due to higher planned refinery maintenance activities.

Operating revenues were $5,261 million in the second quarter, compared with $8,618 million in the corresponding period last year. Capital and exploration expenditures were $535 million in the second quarter, compared with $279 million during the same quarter of 2008. For the first six months of 2009, the amount was $1,029 million, versus $570 million in the same period a year ago. During the first half of 2009, the company repurchased about 12 million shares for $490 million, including shares purchased from ExxonMobil. In the second quarter of 2009, share repurchases were reduced to $61 million as cash flow from operations was used to fund growth projects such as Kearl. The company will continue to evaluate its share-purchase program in the context of its overall capital activities. On June 30, 2009, the company’s balance of cash and marketable securities was $390 million, compared to $1,974 million at the end of 2008.

“Sharply lower oil and natural gas prices continued to create challenging business conditions. Through this global economic downturn, we continue to focus on the business performance elements we can control – our safety, reliability, cost discipline, and growing our resource base,” said Bruce March, Imperial’s chairman, president and chief executive officer. “Imperial has moved ahead on its Kearl oil sands company growth project, consistent with our long-term approach that will serve our shareholders well,” added March.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of the country’s largest producers of crude oil and natural gas, and is the largest petroleum refiner and marketer with a coast-to-coast supply network that includes about 1,900 retail service stations.

Highlights/Items of interest

Imperial Oil Resources receives award for health and safety performance

Imperial was awarded the Canadian Association of Petroleum Producers’ 2009 Steward of Excellence award for significantly improving the safety performance of its well servicing operations. The company’s safety strategy was effective in improving performance at a time when the well servicing contractor workforce essentially doubled in size.

Kearl oil sands project to proceed

On May 25th, Imperial Oil’s board of directors approved the first phase of the Kearl oil sands project, a surface mining operation located northeast of Fort McMurray, Alberta. The Kearl project is envisioned to be developed in three phases and could ultimately produce more than 300,000 barrels of bitumen a day before royalties. The first phase of the project is expected to start up in late 2012 with total production to average approximately 110,000 barrels a day.

Horn River update

Imperial Oil Resources and ExxonMobil Canada Ltd. acquired (on a 50-50 basis) additional exploration acreage in the Horn River basin, located about 70 kilometres north of Fort Nelson, B.C. This brings the net acreage acquired by the companies since 2007 in the Horn River area to 305,000 acres.

Also, as part of a recently completed winter exploration program, Imperial drilled four single-perforation vertical test wells. The company’s evaluation program of the Horn River basin is in the early stages. No conclusion on potential rates from future horizontal production wells has been made.

IMPERIAL OIL LIMITED

FINANCIAL HIGHLIGHTS (unaudited)

	Second quarter		Six months to June 30
	2009	2008	2009	2008

Net income (U.S. GAAP, millions of dollars)
Upstream	252	938	394	1,588
Downstream	(38)	239	164	269
Chemical	8	10	11	34
Corporate and other	(13)	(39)	(71)	(62)

Net income (U.S. GAAP)	209	1,148	498	1,829

Cash flow from operating activities	262	1,427	(34)	1,716
Capital and exploration expenditures	535	279	1,029	570

Per-share information (dollars)
Net income - basic	0.25	1.29	0.59	2.05
Net income - diluted	0.25	1.28	0.58	2.03
Dividends	0.10	0.09	0.20	0.18

Share prices - close at June 30
Toronto Stock Exchange (Canadian dollars)			45.12	56.16
NYSE Amex (U.S. dollars)			38.46	55.07

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

OPERATING RESULTS

The company’s net income for the second quarter of 2009 was $209 million or $0.25 a share on a diluted basis, compared with $1,148 million or $1.28 a share for the same period last year. Net income for the first six months of 2009 was $498 million or $0.58 a share on a diluted basis, versus $1,829 million or $2.03 a share for the first half of 2008.

Earnings in the second quarter were down from the same quarter in 2008 primarily due to lower Upstream crude oil and natural gas commodity prices as a result of the global economic downturn and from decreased gains from asset sales in the Downstream. In the Upstream, lower crude oil and natural gas commodity prices of about $1,110 million were partially offset by lower royalty costs due to falling commodity prices of about $275 million and the impact of a weaker Canadian dollar of about $220 million. Earnings were also lower in the quarter due to scheduled maintenance activities at Syncrude and Cold Lake. Downstream earnings in the second quarter of 2008 included a gain of $187 million from the sale of Rainbow pipeline. Downstream earnings in the second quarter of 2009 were also lower due to higher planned refinery maintenance activities of about $95 million.

For the first six months, earnings decreased primarily due to lower crude oil and natural gas commodity prices as a result of the global economic downturn. Lower upstream realizations were partially offset by lower royalty costs due to lower commodity prices and the impact of a lower Canadian dollar. Earnings in the first half of 2008 included a gain of $187 million from the sale of Rainbow pipeline.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS (continued…)

Upstream

Net income in the second quarter was $252 million versus $938 million in the same period of 2008. Earnings decreased primarily due to lower crude oil and natural gas commodity prices of about $1,110 million. Earnings were also negatively impacted by lower Syncrude volumes of about $55 million. These factors were partially offset by lower royalty costs due to lower commodity prices of about $275 million and the impact of a lower Canadian dollar of about $220 million.

Net income for the first six months was $394 million versus $1,588 million during the same period last year. Crude oil and natural gas commodity prices were lower by about $2,050 million compared to the first six months of 2008. Earnings were also negatively impacted by lower cyclical Cold Lake heavy oil production of about $55 million, lower Syncrude volumes of about $35 million and lower conventional volumes from expected reservoir decline of about $30 million. These factors were partially offset by lower royalty costs due to lower commodity prices of about $545 million and the impact of a lower Canadian dollar of about $475 million.

The average price of Brent crude oil in U.S. dollars, a common benchmark for world oil markets, was $58.78 a barrel in the second quarter and $51.65 a barrel in the first half of 2009, down about 52 percent and 53 percent from the corresponding periods last year. The company’s realizations on sales of Canadian conventional crude oil mirrored the same trend as world prices, decreasing about 50 percent in the second quarter and the first half of the year, compared to the same periods last year.

The company’s average realizations for Cold Lake heavy oil also declined about 40 percent in the second quarter and first half of 2009 when compared to corresponding periods last year. The decline was less than that of lighter crude oil, due to the narrowing price spread between light crude oil and Cold Lake heavy oil.

The company’s average realizations for natural gas averaged $3.48 a thousand cubic feet in the second quarter, down from $10.35 in the same quarter last year. For the six months of 2009, realizations for natural gas averaged $4.67 a thousand cubic feet, down from $9.15 in 2008.

Gross production of Cold Lake heavy oil averaged 139 thousand barrels a day during the second quarter, versus 144 thousand barrels in the same quarter last year. For the first six months, gross production was 143 thousand barrels a day this year, compared with 149 thousand barrels in the same period of 2008. Lower production in the second quarter was primarily due to scheduled maintenance at the Mahihkan plant and the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production in the second quarter was 51 thousand barrels a day, versus 66 thousand barrels in the second quarter of 2008. During the first six months of 2009, the company’s share of gross production from Syncrude averaged 60 thousand barrels a day, down from 66 thousand barrels in 2008. Planned maintenance activities were extended on one of the cokers and included design modifications to improve long-term operational performance. This was the main reason for the reduced production in the second quarter and first half of 2009. These maintenance activities were successfully completed, and the units have returned to normal operations.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS (continued…)

Gross production of conventional crude oil averaged 25 thousand barrels and 26 thousand barrels a day in the second quarter and six months of 2009, respectively and were essentially the same when compared to corresponding periods in 2008.

Gross production of natural gas during the second quarter of 2009 decreased to 286 million cubic feet a day from 310 million cubic feet in the same period last year. In the first half of the year, gross production was 296 million cubic feet a day, down from 318 million cubic feet in the first six months of 2008. The lower production volume was primarily a result of natural reservoir decline.

In May, the company announced its board of directors approved the first phase of the Kearl oil sands project, a surface mining project located northeast of Fort McMurray, Alberta. The first phase of Kearl, expected to start up in late 2012 with total production to average approximately 110,000 barrels of bitumen a day before royalties, is anticipated to cost about $8 billion. Imperial’s share of production from the first phase would be about 78,000 barrels a day.

In June, Imperial and ExxonMobil Canada, each on a 50-percent interest basis, acquired additional exploration acreage in the natural gas prone Horn River area of northeastern British Columbia. This brings the net acreage acquired by the companies since 2007 in the Horn River area to 305,000 acres. A winter drilling program was successfully completed in early 2009. Evaluation of drilling results is currently underway.

Downstream

Net income from Downstream was negative $38 million in the second quarter of 2009, compared with $239 million in the same period a year ago. Second quarter 2008 earnings included a gain of $187 million from the sale of the company’s equity investment in Rainbow Pipe Line Co. Ltd. When compared to the same period in 2008, earnings in the second quarter of 2009 were negatively impacted by higher planned maintenance activities of about $95 million at the Strathcona and Nanticoke refineries. Also impacting second quarter 2009 earnings were lower industry refining margins and lower sales volumes due to the slowdown in the economy.

Six-month net income was $164 million, compared with $269 million in 2008. Earnings in the first half of 2008 included a gain of $187 million from the sale of Rainbow pipeline. Also impacting earnings in 2009 were lower sales volumes of about $45 million due to the slowdown in the economy. These factors were partially offset by higher overall downstream margins of about $65 million and the favourable impact of a weaker Canadian dollar of about $60 million.

Chemical

Net income was $8 million in the second quarter, compared with $10 million in the same quarter last year. Earnings were lower in the quarter primarily due to lower margins for polyethylene products and lower sales volumes for polyethylene and intermediate products, partially offset by higher margins for intermediate products. Six-month net income was $11 million, compared with $34 million in 2008. Earnings were negatively impacted by the slow economy in 2009, with lower margins for polyethylene and aromatic products and lower sales volumes for both polyethylene and intermediate products, partially offset by higher margins for intermediate products.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS (continued…)

Corporate and other

Net income from Corporate and other was negative $13 million in the second quarter, compared with negative $39 million in the same period of 2008. Favourable earnings effects in the second quarter were primarily due to lower share-based compensation charges, partially offset by lower interest income from lower yields on cash balances. For the six months of 2009, net income was negative $71 million, versus negative $62 million last year. Unfavourable earnings effects in the first six months of 2009 were primarily due to lower interest income from lower yields on cash balances.

LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $262 million during the second quarter of 2009, compared with $1,427 million in the same period last year. Lower cash flow was primarily due to lower net income. The timing of scheduled income tax payments and the net effects of lower commodity prices on receivable and payable balances also contributed to lower cash flow. Year-to-date cash flow used in operating activities was $34 million, compared with cash flow generated from operating activities of $1,716 million in the same period last year. Lower cash flow was primarily due to lower net income and the timing of scheduled income tax payments. The impact of lower seasonal inventory builds was essentially offset by the net effects of lower commodity prices on receivable and payable balances.

Investing activities used net cash of $479 million in the second quarter and $886 million in the first half of 2009, an increase of $443 million and $612 million from the corresponding periods in 2008. Additions to property, plant and equipment were $513 million in the second quarter, compared with $262 million during the same quarter of 2008, and $924 million in the first half of 2009, compared with $513 million in the same period last year. Expenditures were primarily for advancing the Kearl oil sands project. Other investments included development drilling at Cold Lake, facilities improvements at Syncrude, exploration drilling at Horn River and development drilling at conventional fields in Western Canada. Proceeds from asset sales were $35 million in the second quarter and $37 million in the first half of 2009, compared with $228 million and $241 million in the corresponding periods of 2008. The 2008 results included proceeds from the sale of Rainbow pipeline.

In June, the company received approval from the Toronto Stock Exchange for a new normal course issuer bid to replace its existing share-purchase program that expired on June 24, 2009. The new share-purchase program enables the company to repurchase up to about 42 million shares during the period from June 25, 2009, to June 24, 2010. During the first half of 2009, the company repurchased about 12 million shares for $490 million, including shares purchased from ExxonMobil. In the second quarter of 2009, share repurchases were reduced to $61 million, as cash flow from operations was used to fund growth projects such as Kearl. The company will continue to evaluate its share-purchase program in the context of its overall capital activities.

Cash dividends of $172 million were paid in the first six months of 2009, compared with dividends of $163 million in the same period of 2008. Per-share dividends declared in the first two quarters of 2009 totaled $0.20, up from $0.18 in the same period of 2008.

The above factors led to a decrease in the company’s balance of cash and marketable securities to $390 million at June 30, 2009, from $1,974 million at the end of 2008.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS (continued…)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Information about market risks for the six months ended June 30, 2009 does not differ materially from that discussed on page 33 in the company’s annual report to shareholders for the year ended December 31, 2008 and interim report to shareholders for the quarter ended March 31, 2009 except for the following:

Earnings sensitivity (a) millions of dollars after tax
Nine cents decrease (increase) in the value of the Canadian dollar versus the U.S. dollar	+ (-) 495

The sensitivity of net income to changes in the Canadian dollar versus the U.S. dollar increased from the first quarter 2009 by about $5 million (after tax) for each one-cent difference. This was primarily due to the narrowing price spread between light crude oil and Cold Lake heavy oil partially offset by a decrease in industry refining margins.

(a) The amount quoted to illustrate the impact of the sensitivity represents a change of about 10 percent in the value of the commodity at the end of the second quarter 2009. The sensitivity calculation shows the impact on annual net income that results from a change in one factor, after tax and royalties and holding all other factors constant. While the sensitivity is applicable under current conditions, it may not apply proportionately to larger fluctuations.

This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF INCOME

(U.S. GAAP, unaudited)

	Second Quarter		Six Months to June 30
millions of Canadian dollars	2009	2008	2009	2008

REVENUES AND OTHER INCOME
Operating revenues (a)(b)	5,261	8,618	9,914	15,849
Investment and other income (4)	42	241	59	273

TOTAL REVENUES AND OTHER INCOME	5,303	8,859	9,973	16,122

EXPENSES
Exploration	22	17	105	57
Purchases of crude oil and products (c)	3,131	5,312	5,451	9,808
Production and manufacturing (d)(5)	1,077	1,114	2,107	2,091
Selling and general (5)	271	324	601	619
Federal excise tax (a)	314	328	620	640
Depreciation and depletion	193	181	390	362
Financing costs	1	–	3	(3)

TOTAL EXPENSES	5,009	7,276	9,277	13,574

INCOME BEFORE INCOME TAXES	294	1,583	696	2,548
INCOME TAXES	85	435	198	719

NET INCOME (3)	209	1,148	498	1,829

NET INCOME PER COMMON SHARE - BASIC (dollars) (7)	0.25	1.29	0.59	2.05
NET INCOME PER COMMON SHARE - DILUTED (dollars) (7)	0.25	1.28	0.58	2.03
DIVIDENDS PER COMMON SHARE (dollars)	0.10	0.09	0.20	0.18

(a) Federal excise tax included in operating revenues	314	328	620	640
(b) Amounts from related parties included in operating revenues	452	628	766	1,219
(c) Amounts to related parties included in purchases of crude oil and products	651	1,250	1,348	2,509
(d) Amounts to related parties included in production and manufacturing expenses	52	40	111	81

The notes to the financial statements are an integral part of these financial statements.

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET

(U.S. GAAP, unaudited)

millions of Canadian dollars	As at June 30 2009	As at Dec. 31 2008

ASSETS
Current assets
Cash	390	1,974
Accounts receivable, less estimated doubtful accounts	1,823	1,455
Inventories of crude oil and products	725	673
Materials, supplies and prepaid expenses	317	180
Deferred income tax assets	450	361

Total current assets	3,705	4,643

Long-term receivables, investments and other long-term assets	917	881

Property, plant and equipment,	25,020	24,165
less accumulated depreciation and depletion	13,241	12,917

Property, plant and equipment, net	11,779	11,248

Goodwill	204	204
Other intangible assets, net	58	59

TOTAL ASSETS	16,663	17,035

LIABILITIES
Current liabilities
Notes and loans payable	109	109
Accounts payable and accrued liabilities (a)(6)	2,909	2,542
Income taxes payable	913	1,498

Total current liabilities	3,931	4,149

Capitalized lease obligations	32	34
Other long-term obligations (6)	2,232	2,298
Deferred income tax liabilities	1,544	1,489

TOTAL LIABILITIES	7,739	7,970

SHAREHOLDERS’ EQUITY
Common shares at stated value (b)(7)	1,507	1,528
Earnings reinvested	8,343	8,484
Accumulated other comprehensive income (8)	(926)	(947)

TOTAL SHAREHOLDERS’ EQUITY	8,924	9,065

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	16,663	17,035

(a)  Accounts payable and accrued liabilities include amounts to related parties of $179 million (2008 - $127 million).

(b)  Number of common shares outstanding was 848 million (2008 - 859 million).

The notes to the financial statements are an integral part of these financial statements.

Approved by the directors July 30, 2009

/s/ B.H March	/s/ P.A. Smith
Chairman, president and chief executive officer	Senior vice-president, finance and administration, and treasurer

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS (U.S. GAAP, unaudited) inflow/(outflow) millions of Canadian dollars
	Second Quarter		Six Months to June 30
	2009	2008	2009	2008

OPERATING ACTIVITIES
Net income	209	1,148	498	1,829
Adjustment for non-cash items:
Depreciation and depletion	193	181	390	362
(Gain)/loss on asset sales (4)	(31)	(221)	(32)	(232)
Deferred income taxes and other	(71)	(177)	(43)	(242)
Changes in operating assets and liabilities:
Accounts receivable	(244)	(366)	(369)	(764)
Inventories and prepaids	107	103	(190)	(469)
Income taxes payable	(25)	370	(585)	359
Accounts payable	81	479	369	1,063
All other items - net (a)	43	(90)	(72)	(190)

CASH FROM (USED IN) OPERATING ACTIVITIES	262	1,427	(34)	1,716

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(513)	(262)	(924)	(513)
Proceeds from asset sales	35	228	37	241
Loans to equity company	(1)	(2)	1	(2)

CASH FROM (USED IN) INVESTING ACTIVITIES	(479)	(36)	(886)	(274)

FINANCING ACTIVITIES
Reduction in capitalized lease obligations	(1)	(1)	(2)	(2)
Issuance of common shares under stock option plan	–	2	–	6
Common shares purchased (7)	(61)	(606)	(490)	(1,196)
Dividends paid	(86)	(81)	(172)	(163)

CASH FROM (USED IN) FINANCING ACTIVITIES	(148)	(686)	(664)	(1,355)

INCREASE (DECREASE) IN CASH	(365)	705	(1,584)	87
CASH AT BEGINNING OF PERIOD	755	590	1,974	1,208

CASH AT END OF PERIOD	390	1,295	390	1,295

(a) Includes contribution to registered pension plans	(6)	(6)	(167)	(153)

The notes to the financial statements are an integral part of these financial statements.

IMPERIAL OIL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	Basis of financial statement presentation

These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America and follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements. In the opinion of the management, the information furnished herein reflects all known accruals and adjustments necessary for a fair presentation of the financial position of the company as at June 30, 2009, and December 31, 2008, and the results of operations and changes in cash flows for the six months ended June 30, 2009 and 2008. All such adjustments are of a normal recurring nature. Subsequent events have been evaluated through the date the financial statements were issued. The company’s exploration and production activities are accounted for under the “successful efforts” method. Certain reclassifications to the prior year have been made to conform to the 2009 presentation.

The results for the six months ended June 30, 2009, are not necessarily indicative of the operations to be expected for the full year.

All amounts are in Canadian dollars unless otherwise indicated.

2.	Accounting change for fair value measurements

Effective January 1, 2009, the company adopted the Financial Accounting Standards Board’s (FASB) Statement No. 157 (SFAS 157), “Fair Value Measurements” for nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis. SFAS 157 defines fair value, establishes a framework for measuring fair value when an entity is required to use a fair value measure for recognition or disclosure purposes and expands the disclosures about fair value measures. The adoption did not have a material impact on the company’s financial statements. The company previously adopted SFAS 157 for financial assets and liabilities that are measured at fair value and for nonfinancial assets and liabilities that are measured at fair value on a recurring basis.

IMPERIAL OIL LIMITED

3.	Business Segments

Second Quarter	Upstream		Downstream		Chemical
millions of dollars	2009	2008	2009	2008	2009	2008
REVENUES AND OTHER INCOME
External sales (a)	879	1,836	4,152	6,401	230	381
Intersegment sales	698	1,554	355	892	83	141
Investment and other income	19	5	23	228	–	–

	1,596	3,395	4,530	7,521	313	522

EXPENSES
Exploration (b)	22	17	–	–	–	–
Purchases of crude oil and products	468	1,261	3,566	6,209	233	429
Production and manufacturing	630	675	400	382	47	57
Selling and general	1	1	234	243	19	19
Federal excise tax	–	–	314	328	–	–
Depreciation and depletion	129	118	59	59	3	3
Financing costs	1	–	–	(1)	–	–

TOTAL EXPENSES	1,251	2,072	4,573	7,220	302	508

INCOME BEFORE INCOME TAXES	345	1,323	(43)	301	11	14
INCOME TAXES	93	385	(5)	62	3	4

NET INCOME	252	938	(38)	239	8	10

Export sales to the United States	422	915	322	368	111	230
Cash flows from (used in) operating activities	38	1,025	240	417	11	18
CAPEX (b)	471	212	61	63	2	2

Second Quarter	Corporate and Other		Eliminations		Consolidated
millions of dollars	2009	2008	2009	2008	2009	2008
REVENUES AND OTHER INCOME
External sales (a)	–	–	–	–	5,261	8,618
Intersegment sales	–	–	(1,136)	(2,587)	–	–
Investment and other income	–	8	–	–	42	241

	–	8	(1,136)	(2,587)	5,303	8,859

EXPENSES
Exploration (b)	–	–	–	–	22	17
Purchases of crude oil and products	–	–	(1,136)	(2,587)	3,131	5,312
Production and manufacturing	–	–	–	–	1,077	1,114
Selling and general	17	61	–	–	271	324
Federal excise tax	–	–	–	–	314	328
Depreciation and depletion	2	1	–	–	193	181
Financing costs	–	1	–	–	1	–

TOTAL EXPENSES	19	63	(1,136)	(2,587)	5,009	7,276

INCOME BEFORE INCOME TAXES	(19)	(55)	–	–	294	1,583
INCOME TAXES	(6)	(16)	–	–	85	435

NET INCOME	(13)	(39)	–	–	209	1,148

Export sales to the United States	–	–	–	–	855	1,513
Cash flows from (used in) operating activities	(27)	(33)	–	–	262	1,427
CAPEX (b)	1	2	–	–	535	279

(a)	Includes crude oil sales made by Downstream in order to optimize refining operations.
(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

Six Months to June 30	Upstream		Downstream		Chemical
millions of dollars	2009	2008	2009	2008	2009	2008
REVENUES AND OTHER INCOME
External sales (a)	1,639	3,285	7,837	11,830	438	734
Intersegment sales	1,354	2,846	745	1,671	147	242
Investment and other income	23	9	31	242	–	1

	3,016	6,140	8,613	13,743	585	977

EXPENSES
Exploration (b)	105	57	–	–	–	–
Purchases of crude oil and products	832	2,346	6,433	11,443	432	778
Production and manufacturing	1,276	1,256	736	728	95	107
Selling and general	2	3	467	476	38	37
Federal excise tax	–	–	620	640	–	–
Depreciation and depletion	265	235	115	118	6	6
Financing costs	1	–	1	(5)	–	–

TOTAL EXPENSES	2,481	3,897	8,372	13,400	571	928

INCOME BEFORE INCOME TAXES	535	2,243	241	343	14	49
INCOME TAXES	141	655	77	74	3	15

NET INCOME	394	1,588	164	269	11	34

Export sales to the United States	827	1,651	559	593	220	451
Cash flows from (used in) operating activities	(192)	1,503	194	243	(3)	10
CAPEX (b)	918	467	103	95	6	4
Total assets as at June 30	9,583	9,018	6,524	7,909	433	535
Capital employed as at June 30	5,972	4,924	3,771	3,121	196	236

Six Months to June 30	Corporate and Other		Eliminations		Consolidated
millions of dollars	2009	2008	2009	2008	2009	2008
REVENUES AND OTHER INCOME
External sales (a)	–	–	–	–	9,914	15,849
Intersegment sales	–	–	(2,246)	(4,759)	–	–
Investment and other income	5	21	–	–	59	273

	5	21	(2,246)	(4,759)	9,973	16,122

EXPENSES
Exploration (b)	–	–	–	–	105	57
Purchases of crude oil and products	–	–	(2,246)	(4,759)	5,451	9,808
Production and manufacturing	–	–	–	–	2,107	2,091
Selling and general	94	103	–	–	601	619
Federal excise tax	–	–	–	–	620	640
Depreciation and depletion	4	3	–	–	390	362
Financing costs	1	2	–	–	3	(3)

TOTAL EXPENSES	99	108	(2,246)	(4,759)	9,277	13,574

INCOME BEFORE INCOME TAXES	(94)	(87)	–	–	696	2,548
INCOME TAXES	(23)	(25)	–	–	198	719

NET INCOME	(71)	(62)	–	–	498	1,829

Export sales to the United States	–	–	–	–	1,606	2,695
Cash flows from (used in) operating activities	(33)	(40)	–	–	(34)	1,716
CAPEX (b)	2	4	–	–	1,029	570
Total assets as at June 30	412	1,335	(289)	(626)	16,663	18,171
Capital employed as at June 30	(835)	243	–	–	9,104	8,524

(a)	Includes crude oil sales made by Downstream in order to optimize refining operations.
(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

IMPERIAL OIL LIMITED

4.	Investment and other income

Investment and other income includes gains and losses on asset sales as follows:

	Second Quarter		Six Months to June 30
millions of dollars	2009	2008	2009	2008
Proceeds from asset sales	35	228	37	241
Book value of assets sold	4	7	5	9

Gain/(loss) on asset sales, before tax (a)	31	221	32	232

Gain/(loss) on asset sales, after tax (a)	25	192	26	201

(a)  The second quarter of 2008 included a gain of $219 million ($187 million, after tax) from the sale of Rainbow Pipe Line Co. Ltd., an equity company.

5.	Employee retirement benefits

The components of net benefit cost included in production and manufacturing and selling and general expenses in the consolidated statement of income are as follows:

	Second Quarter		Six Months to June 30
millions of dollars	2009	2008	2009	2008
Pension benefits:
Current service cost	14	23	40	47
Interest cost	79	70	152	136
Expected return on plan assets	(66)	(83)	(134)	(165)
Amortization of prior service cost	5	4	9	9
Recognized actuarial loss	28	26	56	46

Net benefit cost	60	40	123	73

Other post-retirement benefits:
Current service cost	1	2	2	3
Interest cost	6	6	13	12
Recognized actuarial loss/(gain)	(1)	2	(1)	3

Net benefit cost	6	10	14	18

6.	Other long-term obligations

millions of dollars	As at June 30 2009	As at Dec. 31 2008
Employee retirement benefits (a)	1,051	1,151
Asset retirement obligations and other environmental liabilities (b)	712	728
Share-based incentive compensation liabilities	260	203
Other obligations	209	216

Total other long-term obligations	2,232	2,298

(a)  Total recorded employee retirement benefits obligations also include $45 million in current liabilities (December 31, 2008 - $45 million).

(b)  Total asset retirement obligations and other environmental liabilities also include $84 million in current liabilities (December 31, 2008 - $83 million).

IMPERIAL OIL LIMITED

7.	Common shares

thousands of shares	As at June 30 2009	As at Dec. 31 2008
Authorized	1,100,000	1,100,000
Common shares outstanding	847,599	859,402

From 1995 through 2008, the company purchased shares under fourteen 12-month normal course issuer bid share repurchase programs, as well as an auction tender. On June 25, 2009, another 12-month normal course issuer bid program was implemented with an allowable purchase of 42.4 million shares (five percent of the total on June 15, 2009), less shares purchased from Exxon Mobil Corporation and shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars
1995 - 2007	846.1	12,811

2008 - Second Quarter	10.6	606
- Full year	44.3	2,210

2009 - Second Quarter	1.3	61
- Year-to-date	11.8	490

Cumulative purchases to date	902.2	15,511

Exxon Mobil Corporation’s participation in the above share repurchase maintained its ownership interest in Imperial at 69.6 percent.

The excess of the purchase cost over the stated value of shares purchased has been recorded as a distribution of earnings reinvested.

The following table provides the calculation of net income per common share:

	Second Quarter		Six Months to June 30
	2009	2008	2009	2008
Net income per common share - basic
Net income (millions of dollars)	209	1,148	498	1,829

Weighted average number of common shares outstanding (millions of shares)	847.8	888.1	851.9	893.9

Net income per common share (dollars)	0.25	1.29	0.59	2.05

Net income per common share - diluted
Net income (millions of dollars)	209	1,148	498	1,829

Weighted average number of common shares outstanding (millions of shares)	847.8	888.1	851.9	893.9
Effect of employee share-based awards (millions of shares)	7.1	6.5	6.9	6.4

Weighted average number of common shares outstanding, assuming dilution (millions of shares)	854.9	894.6	858.8	900.3

Net income per common share (dollars)	0.25	1.28	0.58	2.03

IMPERIAL OIL LIMITED

8.	Comprehensive income

	Second Quarter		Six Months to June 30
millions of dollars	2009	2008	2009	2008
Net income	209	1,148	498	1,829
Post-retirement benefit liability adjustment (excluding amortization)	(25)	(105)	(25)	(105)
Amortization of post retirement benefit liability adjustment included in net periodic benefit costs	24	23	47	42

Other comprehensive income (net of income taxes)	(1)	(82)	22	(63)

Total comprehensive income	208	1,066	520	1,766

IMPERIAL OIL LIMITED

OPERATING STATISTICS

(unaudited)	Second Quarter		Six Months to June 30
	2009	2008	2009	2008
Gross crude oil and NGL production
(thousands of barrels a day)
Cold Lake	139	144	143	149
Syncrude	51	66	60	66
Conventional	25	26	26	27

Total crude oil production	215	236	229	242
Natural gas liquids (NGLs) available for sale	8	10	8	11

Total crude oil and NGL production	223	246	237	253

Net crude oil and NGL production
(thousands of barrels a day)
Cold Lake	116	118	128	125
Syncrude	49	56	60	57
Conventional	19	19	21	19

Total crude oil production	184	193	209	201
Natural gas liquids (NGLs) available for sale	6	10	6	9

Total crude oil and NGL production	190	203	215	210

COLD LAKE BLEND SALES (thousands of barrels a day)	180	191	189	197
NGL SALES (thousands of barrels a day)	6	7	9	12

NATURAL GAS (millions of cubic feet a day)
Production (gross)	286	310	296	318
Production (net)	276	251	269	256
Sales	265	279	271	287

AVERAGE REALIZATIONS AND PRICES (Canadian dollars)
Conventional crude oil realizations (a barrel)	60.08	118.88	53.37	106.01
NGL realizations (a barrel)	35.11	69.26	39.06	61.79
Natural gas realizations (a thousand cubic feet)	3.48	10.35	4.67	9.15
Par crude oil price at Edmonton (a barrel)	66.87	127.07	59.05	112.94
Heavy crude oil at Hardisty (Bow River, a barrel)	61.82	104.15	52.81	90.90

TOTAL REFINERY THROUGHPUT (thousands of barrels a day)	365	451	412	438
REFINERY CAPACITY UTILIZATION (percent)	73	90	82	87

PETROLEUM PRODUCTS SALES (thousands of barrels a day)
Gasolines	205	205	198	201
Heating, diesel and jet fuels	135	144	146	155
Heavy fuel oils	24	28	28	28
Lube oils and other products	36	47	36	42

Net petroleum products sales	400	424	408	426

PETROCHEMICAL SALES (thousands of tonnes a day)	2.9	3.1	2.8	3.1

IMPERIAL OIL LIMITED

SHARE OWNERSHIP, TRADING AND PERFORMANCE

(unaudited)	Second Quarter		Six Months to June 30
	2009	2008	2009	2008
RETURN ON AVERAGE CAPITAL EMPLOYED (a)
(rolling 4 quarters, percent)			27.8	41.6

RETURN ON AVERAGE SHAREHOLDERS’ EQUITY
(rolling 4 quarters, percent)			28.4	44.2

INTEREST COVERAGE RATIO - EARNINGS BASIS
(rolling 4 quarters, times covered)			571.7	146.2

SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	847,816	888,116	851,920	893,926
At June 30			847,599	882,073
Number of shareholders
At June 30			13,257	13,182

SHARE PRICES
Toronto Stock Exchange (Canadian dollars)
High	49.11	62.54	49.11	62.54
Low	40.35	52.41	35.95	45.80
Close at June 30			45.12	56.16

NYSE Amex (U.S. dollars) (b)
High	42.98	63.08	42.98	63.08
Low	33.61	51.24	28.44	44.30
Close at June 30			38.46	55.07

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.
(b)	Share price presented is based on consolidated U.S. market data.